Exhibit 99.1

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Dean W. Rivest
August 12, 2026	(610) 524-7272

PRESS RELEASE

“Omega Flex, Inc. Announces Second Quarter 2026 Earnings and

CE Mark Approval for MediTrac Corrugated Medical Tubing”

OMEGA FLEX, INC. (OFLX)

	Six Months Ended June 30,		Three Months Ended June 30,
	2026	2025	2026	2025
Net Sales	$47,150,000	$48,855,000	$24,057,000	$25,525,000
Net Income attributable to Omega Flex, Inc.	$4,752,000	$7,724,000	$2,675,000	$4,156,000
Earnings Per Share – Basic and Diluted	$0.47	$0.77	$0.27	$0.41
Weighted Average Shares – Basic and Diluted	10,094,322	10,094,322	10,094,322	10,094,322

Dean W. Rivest, Chief Executive Officer of Omega Flex, Inc. (the “Company”), announced that net sales of the Company for the six months ended June 30, 2026 and 2025 were $47,150,000 and $48,855,000, respectively, decreasing by $1,705,000 or 3.5%. Net sales for the three months ended June 30, 2026 were 5.8% lower than net sales for the three months ended June 30, 2025. The decrease in net sales was mainly due to lower sales unit volumes as the overall market continued to be suppressed because of, among other factors, a decline in housing starts.

Net income for the six months ended June 30, 2026 was $4,752,000, compared to net income of $7,724,000 for the six months ended June 30, 2025, decreasing by $2,972,000 or 38.5% (the “Six Month Decrease”). Net income for the three months ended June 30, 2026 was 35.6% below net income for the same period in 2025 (the “Three Month Decrease”). The decrease in net income was mainly due to higher raw material costs (including inbound transportation costs and tariffs); marketing efforts; and product enhancement and certification related expenses. The higher costs and expenses described above were partly offset by lower product liability reserves and expenses.

Approximately 30% of the Six Month Decrease, and 54% of the Three Month Decrease, was due to the above-described higher raw material costs (including inbound transportation costs and tariffs) and marketing efforts that were attributable to the procurement of inventory and introduction of the new re-engineered flexible gas piping fitting described below. These higher costs will continue as the Company procures raw materials to achieve targeted inventory levels and markets the new fitting. However, the Company believes that these higher costs will be limited in duration and will normalize over time.

During the six months ended June 30, 2026, the Company continued to pursue product enhancements intended to strengthen its market position. On July 1, 2026, the Company introduced a re-engineered flexible gas piping fitting designed to support a broader range of applications across both residential and commercial construction markets. The new TracPipe® System branded fitting is designed to ease installation while enhancing overall safety and reliability. The Company believes that in the commercial sector, the fitting is particularly well suited for larger diameter systems, including sizes up to two inches, helping to address the requirements of more demanding installations. The Company continues to make targeted investments in equipment and facilities intended to expand capacity, enhance operational efficiency, and support geographic growth by improving its ability to serve customers and distribution partners across existing and new markets.

In addition, the Company is pleased to announce that its innovative medical-grade product, MediTrac® corrugated medical tubing (CMT), received Conformité Européenne (CE) mark certification under the European Union Medical Device Regulation (EU MDR 2017/745) in August of 2026, as a Class IIa medical device. Achieving EU MDR certification, a lengthy and rigorous process, demonstrates that MediTrac CMT meets applicable European standards for safety, quality, and clinical performance.

The Company is not aware of any other manufacturers of CMT. MediTrac CMT, developed exclusively by the Company, is patent protected and complies with the stringent requirements of Health Care Facilities Code NFPA 99, Canadian Standard Z7396.1 (Medical Gas Pipeline Systems), and now, EU MDR 2017/745.

MediTrac CMT is engineered for the safe and efficient distribution of medical gases in healthcare facilities, offering a flexible, durable, and installation-friendly alternative to traditional rigid copper tubing. It is manufactured by the Company’s subsidiary, Flex-Trac, Inc., in Exton, Pennsylvania. EU MDR compliance reflects the rigor of our design and manufacturing controls and is maintained under an ISO 13485:2016-certified quality management system. MediTrac CMT has been installed in healthcare facilities across 48 U.S. states, Canada, the United Kingdom, Southeast Asia, and other international markets.

“We are extremely proud to achieve CE mark certification for MediTrac CMT,” said Dean W. Rivest, Chief Executive Officer of Omega Flex, Inc. and President and Chief Executive Officer of Flex-Trac, Inc. “Combined with the ISO 13485:2016 quality management system certification, this milestone highlights our dedication to producing safe, reliable, and innovative medical gas tubing solutions for healthcare systems around the world. We believe MediTrac CMT has the potential to serve as a scalable growth platform that extends our engineering expertise into new geographic regions and markets while leveraging our established manufacturing and quality systems.”

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s financial condition, results of operations, future performance, growth strategies, business initiatives and anticipated trends. Forward-looking statements can generally be identified by words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “projects,” the negative of these terms, or other comparable terminology. These forward-looking statements may include the Company’s projections, statements related to the Company’s anticipated growth strategies, descriptions of business initiatives and anticipated trends in the Company’s business. Forward-looking statements are neither historical facts nor assurances of future performance. Rather, they are based on current beliefs, expectations and assumptions regarding the Company’s business, strategies and anticipated events and trends. These statements are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict, many of which are outside of our control, and actual results could differ materially from those expressed or implied in the forward-looking statements. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation, other than as required by law, to update or revise any forward-looking statements to reflect events or circumstances after the date hereof. Further information regarding risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements is included in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (the “SEC”) and in the Company’s subsequent reports and filings with the SEC, as applicable.